Retainer

America Arki Network Service Beijing Co., Ltd. (hereinafter referred to as Party A)

Beijing Liang Gao Law Firm (hereinafter referred to as Party B)

The annual report of Consumer Capital Group (¡°CCG¡±) for the fiscal year ended on 2014 could not be disclosed as scheduled. The reason was as follows: CCG held a joint telephone conference participated by company¡¯s auditors, lawyers, financial consultants and management on April 16, 2014. After the conference, CCG decided to engage a third-party investigation group to launch an investigation of allegations made by Zhang Lingling, a director of CCG, for the auditor. To this end, CCG ordered its variable interest entity, America Arki Network Service Beijing Co., Ltd., to handle this matter. Party A hereby engagess Party B to investigate this matter and reaches the following agreement:

I. Content of Investigation

1. Find out the truth of the accusations involving the company and communicate with the relevant agencies and/or pursue appropriate legal remedy when necessary.

2. Find out the truth of various allegations made by Lingling Zhang

II. Time of Investigation

April 18, 2014 to June 30, 2014. Parties may extend the engagement period if the investigation cannot be completed by June 30, 2014.

III. Fee Arrangement

Party A shall pay 10,000RBM for the engagement of Party B, subject to extension of engagement period described in Part II.

This agreement is made in three copies. Party A and Party B shall hold one copy respectively, and CGC shall file one copy.

Party A: America Arki Network Service Beijing Co., Ltd.

Party B: Beijing Liang Gao Law Firm

Date: April 17, 2015